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                                                                   EXHIBIT 10.6d

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT (together with all exhibits hereto, the "Agreement"), is entered into on June 20, 2002 and effective on and after June 1, 2002 (the "Effective Date"), by and between INFOGRAMES, INC., a Delaware corporation having its executive offices and principal place of business in New York, New York (the "Company"), and HARRY M. RUBIN, the undersigned individual ("Executive").

         IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

         1. Agreement Term.

                  The term of this Agreement shall commence on the Effective Date and continue through May 31, 2007 (the "Agreement Term").

         2. Employment.

                  (a) Employment by the Company. Executive agrees to be employed by the Company for the Agreement Term upon the terms and subject to the conditions set forth in this Agreement. Executive shall serve as the Senior Executive Vice President of the Company and shall have such duties as are set forth in Schedule A.

                  (b) Performance of Duties. Throughout the Agreement Term, Executive shall faithfully and diligently perform Executive's duties in conformity with the directions of the Company and serve the Company to the best of Executive's ability. Executive shall devote Executive's entire working time, attention and energies to the business and affairs of the Company, subject to five (5) weeks' vacation per year and personal and sick leave in accordance with Company policies as they may exist from time to time. Executive shall have the title set forth in Section 2(a) hereof and shall report to the President of the Company.

                  (c) Place of Performance. During the Agreement Term, Executive shall be based at the Company's principal executive offices in New York, New York and, in this regard, Executive shall maintain Executive's personal residence in such city or such other location(s) within reasonable access to Executive's place of employment.

         3. Compensation and Benefits.

                  (a) Base Salary. The Company agrees to pay to Executive for employment hereunder a base salary ("Base Salary") at the annual rate of $400,000.00 retroactive to January 1, 2002. On July 1, 2003, and on each July 1 thereafter during the Agreement Term, Executive shall receive an annual review and an increase in the Base Salary of five (5) percent or such greater amount as may be determined in the discretion of the Company's Board of Directors.
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                  (b) Bonus. Executive shall be entitled to participate in the
Company's senior executive bonus plan with a target bonus of 50% of his Base Salary. Except as otherwise provided in this Agreement, Executive may be awarded bonuses, stock options, or additional forms of compensation in the sole and exclusive discretion of the Company's Board of Directors.

                  (c) Benefits and Prerequisites.

                           (i) Executive shall be entitled to participate in the
benefit plans and programs, and receive the benefits and perquisites, generally provided to the Company's executives of the same level and responsibility as Executive to the extent Executive is otherwise eligible under the terms thereof. Nothing in this Agreement shall preclude the Company from terminating or amending from time to time any employee benefit plan or program.

                           (ii) Beginning in the first full month following the
Effective Date and continuing thereafter during the Agreement Term, Executive shall receive an allowance of $3,000 per month toward rental and/or expenses of owning/leasing and maintaining an automobile (the "Car Allowance").

                           (iii) During the Agreement Term, the Company shall
provide Executive with an additional cash payment sufficient to cover any deductible and out-of-pocket expenses for which Executive may become liable under the Company's medical benefit plan and any federal and local income taxes payable by Executive (using the highest marginal tax rate applicable to Executive) as a result of such payment, including as a result of the associated tax reimbursement.

                  (d) Travel and Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable business-related travel and other reasonable business expenses duly incurred by Executive in the performance of Executive's duties under this Agreement in accordance with the policies and procedures established by the Company from time to time for executives of the same level and responsibility as Executive. Executive shall have the use of a Company credit card and be entitled to business-related air travel in business class, or if not available, first class.

                  (e) No Other Compensation or Benefits; Payment. The compensation and benefits specified in Sections 3 and 5 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable federal, state, and local payroll and income taxes.

                  (f) Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, then Executive's compensation and benefits shall cease on the date of such event, except as otherwise provided herein or in any applicable employee benefit plan or program.


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         4. Exclusive Employment.

                  During the period of Executive's employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive's duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, except that Executive shall be entitled to attend to personal affairs and investments in a manner which does not unreasonably interfere with his responsibilities hereunder, and except as otherwise approved in advance in writing by the Chief Executive Officer or the Board of Directors of the Company; or (ii) accept any other full-time or substantially full-time employment, whether as an executive or consultant or in any other capacity, and whether or not compensated therefor.

         5. Termination of Employment.

                  (a) Termination. The Company may terminate Executive's employment for Cause (as defined below), in which case the provisions of Section 5(b) shall apply. The Company may also terminate Executive's employment in the event of Executive's Disability (as defined below) or death, in which case the provisions of Section 5(c) shall apply. The Company may also terminate the Executive's employment during the Agreement Term for any other reason by written notice to Executive, in which case the provisions of Section 5(d) shall apply. If Executive's employment is terminated by reason of Executive's retirement or voluntary resignation, the provisions of Section 5(b) shall apply. If Executive's employment is terminated following expiration of the Agreement Term, the provisions of Section 5(e) shall apply.

                  (b) Termination for Cause; Termination by Reason of Retirement or Voluntary Resignation. In the event that Executive's employment hereunder is terminated during the Agreement Term (x) by the Company for Cause (as defined below), (y) by reason of Executive's retirement or (z) by reason of Executive's voluntary resignation (other than voluntary resignation with Good Reason (as hereinafter defined)), then the Company shall pay to Executive, within five (5) business days of the date of such termination, only a pro rata portion of the Base Salary and Car Allowance through such date of termination. For purposes of this Agreement, "Cause" shall mean: (i) conviction of any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved; (ii) engaging in any substantiated act involving moral turpitude; (iii) gross neglect or misconduct in the performance of Executive's duties hereunder; (iv) willful failure or refusal to perform such material duties as may be delegated to Executive commensurate with Executive's position and responsibilities as set forth in Section 2 hereof; or (v) breach of any material provision of this Agreement by Executive; provided, however, that with respect to clause (iii), clause (iv) and clause (v), Executive shall have received written notice from the Company setting forth the manner in which he has been grossly negligent or engaged in misconduct, he has willfully failed to perform his duties prior to such notice or has materially breached any provision of this Agreement, and Executive shall not have cured such gross neglect, misconduct, willful failure or refusal to perform or breach, to the extent curable, within ten (10) business days of such notice; provided, however, Executive's good faith inability to perform shall not constitute Executive's willful failure to perform or a material breach of any provision of this Agreement. For purposes hereof, the term "Good Reason" shall mean (i) the modification of Executive's duties or responsibilities


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as set forth on Schedule A, or the assignment to Executive of a position or title other than Senior Executive Vice President of the Company or its successor and parent company, if any, or (ii) any requirement that the Executive report to any person other than the President or the Chief Executive Officer of the Company or its successor and parent company, if any, or (iii) any requirement that Executive perform services in any office of the Company or any successor or parent company located more than 30 miles from the Company's executive offices in New York City at the date hereof, or (iv) the failure by the Company, or its successor or parent company, if any, to pay compensation or provide benefits or perquisites to Executive as and when required by the terms of this Agreement, or
(v) a Change of Control as defined in Section 6(b)(i) through Section 6(b)(iv). For purposes of the preceding sentence, the term "Company" shall have the broadest possible meaning consistent with Section 9(j) herein.

                  (c) Disability; Death. If, as a result of Executive's incapacity due to physical or mental injury or illness, Executive shall have been absent from Executive's duties hereunder on a full time basis for either
(i) one hundred twenty (120) days within any three hundred sixty-five (365) day period, or (ii) ninety (90) consecutive days, and within thirty (30) days after written notice of termination is given shall not have returned to the performance of Executive's duties hereunder on a full time basis, the Company may terminate Executive's employment hereunder for "Disability". In that event, the Company shall pay to Executive, within five (5) business days of the date of such termination, only a pro rata portion of the Base Salary and car allowance through such date of termination. During any period that Executive fails to perform Executive's duties hereunder as a result of incapacity due to physical or mental injury or illness (a "Disability Period"), Executive shall continue to receive the compensation and benefits provided by Section 3 hereof until Executive's employment hereunder is terminated; provided, however, that the amount of compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under the Company's disability benefit plans and programs or under the Social Security disability insurance program covering the same period of time.

         In addition, in the event that the Company shall terminate this Agreement pursuant to this Section 5(c) or by reason of Executive's death, the Company shall thereafter pay to Executive or his estate, within five (5) business days of the date of such termination, a lumpsum cash severance payment equal to the aggregate Base Salary and Car Allowance that Executive would have otherwise received if the terms of this Agreement were in effect during a period of three (3) years following the date of such termination. Further, all options previously granted to Executive pursuant to any of the Company's Stock Incentive Plans or otherwise shall immediately vest and be exercisable by Executive in full, and Executive (or his estate in the event of death) shall thereafter be entitled to exercise such options for the balance of their respective terms.

                  (d) Termination By Company For Any Other Reason; Voluntary Resignation for Good Reason.

                           (i) In the event that (A) Executive's employment
hereunder is terminated by the Company during the Agreement Term for any reason other than as provided in Sections 5(b) or 5(c) hereof, or (B) Executive voluntarily resigns for Good Reason, as defined in Section 5(b), then the Company shall pay to Executive, within five (5) business days of the date


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of such termination or resignation, a pro rata portion of the Base Salary and
Car Allowance through such date of termination or resignation and, in lieu of any further compensation and benefits for the balance of the Agreement Term or thereafter, a lump-sum cash severance payment equal to the Base Salary and Car Allowance that Executive would have otherwise received if the terms of this Agreement had remained in effect for a period (the "Severance Period") equal to the greater of (A) the remainder of the Agreement Term, or (B) three (3) years from the date of such termination or resignation, plus an amount equal to 50% of such aggregate Base Salary in lieu of bonus.

                           (ii) In addition to any severance amounts payable
hereunder, in the event (A) the Executive's employment is terminated by the Company or its successor or parent company, if any, for any reason other than properly for Cause as provided in Section 5(b), or (B) the Executive voluntarily resigns for Good Reason, as defined in Section 5(b), then all options previously granted to Executive pursuant to any of the Company's Stock Incentive Plans or otherwise shall immediately vest and be exercisable by Executive in full, and Executive (or his estate in the event of death) shall thereafter be entitled to exercise such options for the balance of their respective terms.

                  (e) Termination Following Expiration of the Agreement Term. No more than sixty (60) days nor less than thirty (30) days before the expiration of the Agreement Term, the Company may propose a five (5) year extension to this Agreement under identical terms to those contained herein. In the event that (i) the Company fails to communicate such offer of contract extension to Executive at least thirty (30) days before expiration of the Agreement Term; or (ii) the Company communicates such an offer but subsequently revokes or refuses to implement the terms of such offer, and in either case the parties do not otherwise agree to extend Executive's employment, the Company shall pay to Executive, within five (5) business days of the expiration of the Agreement Term, in lieu of any further compensation and benefits, a lump-sum cash severance payment equal to the Base Salary and Car Allowance that Executive would have received if the terms of this Agreement had remained in effect for an additional period of two (2) years following the expiration of the Agreement Term, plus an amount equal to 50% of such aggregate Base Salary in lieu of bonus. In the event that the Company communicates such offer of contract extension to Executive at least thirty (30) days before expiration of the Agreement Term, but Executive fails to communicate acceptance of such offer to the Company before expiration of the Agreement Term and the parties do not otherwise agree to extend Executive's employment, the Company shall pay to Executive, within five (5) business days of the expiration of the Agreement Term, in lieu of any further compensation and benefits, a lump-sum cash severance payment equal to the Base Salary and Car Allowance that Executive would have received if the terms of this Agreement had remained in effect for an additional period of one (1) year following the expiration of the Agreement Term, plus an amount equal to 50% of such aggregate Base Salary in lieu of bonus. In addition, in the event that Executive's employment ends in a manner that entitles him to a severance payment under this Section 5(e), then all options previously granted to Executive pursuant to any of the Company's Stock Incentive Plans or otherwise shall immediately vest and be exercisable by Executive in full, and Executive (or his estate in the event of death) shall thereafter be entitled to exercise such options for the balance of their respective terms.


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                  (f) No Further Liability; Release. Payment made and
performance by the Company in accordance with this Section 5 shall operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive's employment and termination of employment. Other than paying Executive's Base Salary and car allowance through the date of termination of Executive's employment and making any severance payment pursuant to and in accordance with this Section 5 (as applicable), the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement. The Company shall have the right to condition the payment of any severance or other amounts pursuant to Sections 5(c), 5(d), or 5(e) hereof upon the execution and delivery to the Company by Executive of a release of any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive's employment by the Company and the termination of such employment, the form and substance of such release to be reasonably satisfactory to the Company.

                  (g) Payment of Excise Taxes.

                           (i) If any payment or payments under this Agreement
or under any other plan, program, arrangement, or agreement of the Company is subject to excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or any successor or similar provision of the Code, the Company shall pay Executive an additional amount (the "Gross Up") such that the net amount retained by Executive after deduction of any such excise tax and any income or employment tax, social security tax, excise tax, or interest or penalties imposed on amounts paid under this section shall be equal to the full amount of the intended payment.

                           (ii) For purposes of determining the Gross Up,
Executive shall be deemed to pay federal, state, and local income tax at the highest marginal rate of applicable taxation in the calendar year in which the payment is made. The determination of whether excise tax is payable, including whether any exception may apply, and if so the amount thereof shall be made upon the opinion of tax counsel selected by the Company and reasonably acceptable to the Executive, applying the following rules: (i) all payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to excise tax unless in the opinion of counsel such payments do not constitute parachute payments or such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to excise tax; and (ii) the value of any non-cash or deferred payments or benefits shall be determined by an independent accounting firm selected by the Company and reasonably acceptable to Executive in accordance with the principles of Section 280G(d)(3) and (4) of the Code. All fees, costs, and expenses of tax counsel and any accounting firm or other advisor retained in accordance with this paragraph shall be borne solely by the Company.


                                       -6-
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                           (iii) The Gross Up, if any, shall be paid to
Executive in cash and in a lump sum within 30 days after the date on which the amount thereof has been determined or is reasonably determinable by tax counsel, and in any event not later than 45 days following termination of Executive's employment; provided, however, that if the amount of Gross Up cannot be finally determined at or before such time, the amount paid shall be the estimated full amount of the Gross Up as reasonably determined by tax counsel in good faith and in accordance with the principles of the preceding paragraph. If such an estimated Gross Up is paid, or if the opinion of tax counsel is not finally accepted by the Internal Revenue Service, then appropriate adjustments shall be computed (with additional Gross Up, if necessary) by tax counsel based upon the final amount of excise tax, and any additional amount due Executive as a result of such adjustment (including any interest or penalties owed by Executive by reason of any underpayment) shall be paid in cash and in a lump sum within 30 days of such computation. Any amount due the Company as a result of such an adjustment shall be paid by Executive in cash in a lump sum within 30 days of such computation.

         6. Change of Control.

                  (a) Upon the happening of a Change of Control, as hereinafter defined, all options previously granted to Executive pursuant to any of the Company's Stock Incentive Plans or otherwise shall immediately vest and be exercisable by Executive in full, and Executive (or his estate in the event of death) shall thereafter be entitled to exercise such options for the balance of their respective terms,

                  (b) For purposes hereof, Change of Control shall mean any of the following occurrences:

                           (i) any "person" as such term is used in Section
13(d) and 14(d) of the Securities Exchange Act of 1934 ("Exchange Act"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities (other than as a result of a merger or consolidation covered by clause (3)(i) below in connection with a merger involving the Company which would result in voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Company or the surviving entity (or its parent) outstanding immediately after such merger or consolidation);

                           (ii) during any period of two consecutive years,
individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this definition) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                           (iii) the stockholders of the Company approve a
merger or consolidation of the Company with any other entity, other than (A) a merger or consolidation


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which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (or its parent) outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

                           (iv) the stockholders of the Company approve a plan
of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                           (v) notwithstanding anything to the contrary in this
Agreement, the merger or consolidation of the Company with, or acquisition of securities of the Company representing substantially all of the combined voting power of the Company's then outstanding voting securities by, an affiliate of the Company.

         7. Confidential Information; Non-Solicitation.

                  (a) Existence of Confidential Information. The Company owns and has developed and compiled, and will develop and compile, certain proprietary techniques and confidential information which have great value to its business (referred to in this Agreement, collectively, as "Confidential Information"). Confidential Information includes not only information disclosed by the Company to Executive, but also information developed or learned by Executive during the course or as a result of employment with the Company, which information shall be the property of the Company. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is specifically labeled as Confidential Information by the Company. By way of example and without limitation, Confidential Information includes any and all information developed, obtained, licensed by or to or owned by the Company concerning trade secrets, techniques, know-how (including designs, plans, procedures, merchandising, marketing, distribution and warehousing know-how, processes, and research records), software, computer programs, and any other intellectual property created, used or sold (through a license or otherwise) by the Company, Electronic Data Information know-how and processes, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, store plans, budgets, projections, customer, supplier, licensee, licensor and subcontractor identities, characteristics, agreements and operating procedures, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not include information which (a) is or becomes generally available to the public or is, at the time in question, in the public domain other than as a result of a disclosure by Executive, (b) was available to Executive on a non-confidential basis prior to the date of this Agreement, (c) becomes available to Executive from a source other than the Company, its agents or representatives (or former agents or representatives), or (d) is required to be disclosed pursuant to law; provided, that Executive shall provide the Company with prompt notice of such required disclosure to, and Executive shall fully cooperate with the Company to enable the Company to seek a protective order; provided, further, that in the case of (c) above, the source of such information was not bound by a confidentiality agreement with the Company.

                  (b) Protection of Confidential Information. Executive acknowledges and agrees that in the performance of duties hereunder the Company discloses to and entrusts Executive with Confidential Information which is the exclusive property of the Company and which Executive may possess or use only in the performance of duties for the Company. Executive also acknowledges that Executive is aware that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Company's interests, an invasion of privacy and an improper disclosure of trade secrets. Executive shall not, without the prior written consent of the Chief Executive Officer, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of Executive's assigned duties and for the benefit of the Company, any Confidential Information, either during the Agreement Term or thereafter. In the event Executive desires to publish the results of Executive's work for or experiences with the Company through literature, interviews or speeches, Executive will submit requests for such interviews or such literature or speeches to the Chief Executive Officer of the Company at least fourteen (14) days before any anticipated dissemination of such information for a determination of whether such disclosure is in the best interests of the Company, including whether such disclosure may impair trade secret status or constitute an invasion of privacy. Executive agrees not to publish, disclose or otherwise disseminate such information without the prior written approval of the Chief Executive Officer of the Company.

                  (c) Deliverer of Records, Etc. In the event Executive's employment with the Company ceases for any reason, Executive will not remove from the Company's premises without its prior written consent any records, files, drawings, documents, equipment, materials and writings received from, created for or belonging to the Company, including those which relate to or contain Confidential Information, or any copies thereof. Upon request or when employment with the Company terminates, Executive will immediately deliver the same to the Company.

                  (d) Non-Solicitation. Executive acknowledges and agrees that any attempt to interfere with the Company's existing employment relationships would result is significant harm to the Company's interests. Accordingly, Executive agrees that during his employment with the Company (whether under this Agreement or otherwise) and for a period of one year after such employment ends (regardless of reason), Executive will not in any way, directly or indirectly, solicit any employee of the Company to terminate his or her employment with the Company.

         8. Assignment and Transfer.

                  (a) Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company's business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place.

                  (b) Executive. Executive's rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate.

         9. Miscellaneous.

                  (a) Other Obligations. Executive represents and warrants that neither Executive's employment with the Company nor Executive's performance of Executive's obligations hereunder will conflict with or violate or otherwise are inconsistent with any other obligations, legal or otherwise, which Executive may have.

                  (b) Nondisclosure; Other Employers. Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information, trade secrets or confidential business information of others. Executive represents and warrants that Executive has returned all property, proprietary information, trade secrets and confidential business information belonging to all prior employers.

                  (c) Cooperation. Following termination of employment with the Company, Executive shall cooperate with the Company, as reasonably requested by the Company, to affect a transition of Executive's responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

                  (d) No Duty to Mitigate. Executive shall be under no duty to mitigate with respect to any severance or other amounts payable pursuant to Sections 5(c), 5(d), or 5(e) hereof.

                  (e) Protection of Reputation. During the Agreement Term and thereafter, Executive and the Company each agree that he or it will take no unnecessary action which is intended, or would reasonably be expected, to harm the other's reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the other.

                  (f) Governing Law. This Agreement, including the validity, interpretation, construction and performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such state without regard to such state's conflicts of law principles. All actions and proceedings relating directly or indirectly to this Agreement shall be litigated in any state court or federal court located in New York, New York. The parties hereto expressly consent to the jurisdiction of any such court and to venue therein and consent to the service of process in any such action or proceeding by certified or registered mailing of the summons and complaint therein directed to Executive at the address as provided in Section 9(m) hereof and to the Company's designated agent for service of process (which initially shall be Infogrames, Inc., 417 Fifth Avenue, New York, New York 10016,
Attention: Secretary, which agent may be changed by the Company upon thirty (30) days' prior written notice to Executive).

                  (g) Entire Agreement. This Agreement (including the Exhibits hereto) contains the entire agreement and understanding between the parties hereto in respect of the subject matter hereof and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting the subject matter hereof, including all prior employment agreements, if any, between the Company and Executive, which agreement(s) hereby are terminated and shall be of no further force or effect.

                  (h) Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

                  (i) Severability. If any term, provision, covenant or condition of this Agreement or part thereof, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition shall remain in full force and effect, and any such invalid, unenforceable or void term, provision, covenant or condition shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same and the remainder of this Agreement valid, enforceable and lawful. In this regard, Executive acknowledges that the provisions of Sections 4 and 7 are reasonable and necessary for the protection of the Company.

                  (j) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. The use herein of the word "including," when following any general provision, sentence, clause, statement, term or matter, shall be deemed to mean "including, without limitation". As used herein, "Company" shall mean the Company and its parents and subsidiaries and any purchaser of, successor to or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the Company's business or assets which is obligated to perform this Agreement by operation of law, agreement pursuant to Section 8 hereof or otherwise, and the parent, if any, thereof. As used herein, the words "day" or "days" shall mean a calendar day or days.

                  (k) Nonwaiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

                  (1) Remedies for Breach. The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Agreement Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement peculiar value, and, in the event of a breach or threatened breach of any covenant of Executive herein, the injury or imminent injury to the value and the goodwill of the Company's business could not be reasonably or adequately compensated in damages in an action at law. Accordingly, Executive expressly acknowledges that the Company shall be entitled to specific performance, injunctive relief or any other equitable remedy against Executive, without the posting of a bond and without limitation as to any other remedy, in the event of any breach or threatened breach of any provision of this Agreement by Executive (including Sections 4 and 7 hereof). The rights and remedies of the parties hereto are cumulative and shall not be exclusive, and each such party shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by a party shall in no way preclude such party from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.

                  (m) Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, return receipt requested, with postage prepaid, to Executive's residence (as reflected in the Company's records or as otherwise designated by Executive on thirty (30) days' prior written notice to the Company) or to the Company's principal executive office, attention: President (with copies to the General Counsel), as the case may be. All such notices, requests, consents and approvals shall be effective upon being deposited in the United States mail. However, the time period in which a response thereto must be given shall commence to run from the date of receipt on the return receipt of the notice, request, consent or approval by the addressee thereof. Rejection or other refusal to accept, or the inability to deliver because of changed address of which no notice was given as provided herein, shall be deemed to be receipt of the notice, request, consent or approval sent.

                  (n) Assistance in Proceedings, Etc. Executive shall, without additional compensation, during and after expiration of the Agreement Term, upon reasonable notice and at reasonable times, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates or in which any of them is, or may become, a party.

                  (o) Insurance and Indemnification. Executive shall be covered under any director and officer insurance policy obtained by the Company, if any, and shall be entitled to benefit from any officer indemnification arrangements adopted by the Company, if any, to the same extent as other senior executive officers of the Company (including the right to such coverage or benefit following Executive's employment to the extent such policy or benefit covers former employees); provided, however that Executive acknowledges and agrees that the

Company shall not be obligated, in any way, to obtain such insurance coverage or to adopt any such indemnification arrangements for such officers.

                  (p) Survival. This Agreement and the respective obligations, rights and benefits of the Company and the Executive as set forth herein shall survive the cessation or termination of Executive's employment with the Company and the termination of the Agreement Term in accordance with the terms set forth herein. In particular, the provisions of Section 5(e) and Section 7 shall survive expiration of the Agreement Term and termination of Executive's employment, and the provisions of Section 4 shall survive expiration of the Agreement Term for so long as Executive remains employed by the Company.

                  (q) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement. Facsimile signatures of any party will have the same force and effect as original signatures.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an officer thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.

Infogrames, Inc.                            EXECUTIVE:

By:/s/ Bruno Bonnell                        /s/ Harry M. Rubin
   -------------------------------          -----------------------------------
   Name: Bruno Bonnell                          Harry M. Rubin
   Title: CEO

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
                                   Schedule A

                          Duties and Responsibilities

1. The Executive shall have the authority and responsibility to manage and direct, on a worldwide basis, the publishing and development operations of the Company and its worldwide affiliates.

2. The Executive shall serve, with the Chairman and the President of the global company of which the Company is part (the "Global Company"), on the "global management committee" or similar functioning body should the organization change, which has the responsibility for managing, and setting strategy for, the Global Company.

3. In this capacity, the Executive shall work closely with the Chairman and the President of the Global Company in managing and directing the worldwide business of the Global Company, and share responsibility with the President of the Company for managing the business of the Company.


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